Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) is entered into by you, Mary Kay Wegner, on behalf of yourself, your heirs, executors, administrators, successors, assigns (collectively, “you”) and The ServiceMaster Company, LLC, on behalf of itself, subsidiaries, parent companies, affiliated entities, predecessors, successors, assigns, and their respective officers, directors, employees, insurers and agents (collectively, “Company” or “ServiceMaster”).  In consideration of the mutual covenants in this Agreement, the parties hereby agree as follows:

1.    Separation from Employment.  You have resigned from your position as president, ServiceMaster Brands, effective May 24, 2019 (“Separation Date”), and will no longer hold any other officer or director position with ServiceMaster or any of its subsidiaries or affiliated entities.  You will continue to be paid your current base salary and benefits through your Separation Date in accordance with ServiceMaster’s normal payroll practices.

2.    Severance Benefits.  In exchange for your promises as set forth in this Agreement and subject to your compliance with the terms and conditions hereof, ServiceMaster agrees to provide you with the following severance benefits:

a.    Severance Pay.  You will receive a severance payment totaling $425,000.00, which equals your current annual base salary.

b.    Target Bonus.  You will receive a payment totaling $276,250.00, which equals your target bonus under the ServiceMaster 2019 Annual Incentive Plan (“AIP”).

c.    AIP Bonus.  You will be eligible for a pro-rated bonus payout under the 2019 AIP based on your target bonus percentage, which will be calculated and paid based on the terms and conditions of the Plan, including actual Plan funding and performance measures.  Any AIP bonus will be paid to you when paid to active employees, which is expected to be by March 15, 2020.

d.    Supplemental Payment.  You will receive a one-time supplemental payment of $6,117.72, which equals your premiums for COBRA continuation coverage for 12 months.  You may use this payment to cover your COBRA premiums or as you otherwise see fit.  This supplemental payment will be “grossed-up” for tax purposes so you receive the full amount after payroll tax deductions and withholdings.

The severance payment, target bonus and supplemental payment will be paid to you within 15 days after the Effective Date (defined below).

Except as otherwise expressly specified in this Agreement, the compensation set forth in paragraph 2 above represents all of the amounts you will be entitled to receive from the Company and you will not be paid any other compensation or benefits.

3.    Career Transition Assistance.  The Company will pay for executive‑level career transition assistance services for you with the Company’s outplacement services provider (or other provider designated by you and approved in writing by the Company) for a period of up to 12 months and at a cost not to exceed $65,000  If you wish to initiate career transition services, you must do so no later than 12 months after your Separation Date.

4.    Other Benefits.  Upon separation of employment, you may be eligible for payout or benefits under the following policies, compensation plans and benefit plans, even if you do not sign this Agreement:

a.    Group Health Insurance.  If you participate in or are eligible to participate in the ServiceMaster Health and Welfare Benefit Plan, your eligibility to participate will end on your Separation Date.  You will become eligible for continuation of coverage under COBRA on the first day following your Separation Date.  You are solely responsible for the payment of any premiums for COBRA coverage.

b.    Unused Vacation Time.  You will receive payment for any accrued, unused vacation time on the first regularly scheduled pay date following your Separation Date or within the time period required by state law.

c.    PSRP.  If you participate in the ServiceMaster Profit Sharing and Retirement Plan (“PSRP”), your eligibility to participate will end on your Separation Date.  Any Company match credited to your account will follow the PSRP’s vesting schedules.  Subject to the terms and conditions of the PSRP, any balance in your account will be distributed in accordance with your prior elections.

d.    DCP.  If you participate in the ServiceMaster Deferred Compensation Plan (“DCP”), your eligibility to participate will end on your Separation Date.  Subject to the terms and conditions of the DCP, any balance in your account will be distributed in accordance with your prior elections.

e.    Stock Plans.  If you participate in any ServiceMaster stock plans, including the ServiceMaster Employee Stock Purchase Plan, the Amended and Restated ServiceMaster Global Holdings, Inc. Stock Incentive Plan, as amended and restated as of October 25, 2012 (“MSIP”), the Amended and Restated ServiceMaster Global Holdings, Inc. 2014 Omnibus Incentive Plan, as amended and restated as of April 27, 2015, and/or the ServiceMaster Global Holdings, Inc. Employee Stock Purchase Plan, any account balances, stock options, restricted stock units or other equity owned by you as of your Separation Date are subject to the terms and conditions of the applicable stock plans.  This Agreement does not change the terms of those plans.

5.    Release and Covenant Not to Sue.

a.    Release:  In exchange for the consideration provided to you in this Agreement, you hereby release and forever discharge ServiceMaster, its past and present parent entities, subsidiaries, divisions, limited partnerships, affiliated corporations, successors and assigns, as well as their respective past and present directors, managers, officers, partners, agents, employees, insurers, attorneys, servants, and each of them, separately and collectively (“Releasees”), from any and all claims, charges, complaints, liens, demands, causes of action, obligations, damages and liabilities, known or unknown, suspected or unsuspected, whether or not mature or ripe (“Claims”), that you ever had and now have against any of the Releasees, including, but not limited to, Claims arising out of or in any way related to your employment with or separation from the Company.  This includes, but is not limited to, Claims based on statutes, torts, contracts and common law, Claims for discrimination, wrongful discharge, harassment, retaliation, and unpaid wages, Claims arising under Title VII of the Civil Rights Act of 1964, the Fair Labor Standards Act (“FLSA”), Family Medical Leave Act (“FMLA”), the Americans with

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Disabilities Act, the Age Discrimination in Employment Act, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act, and any other federal, state or local law or regulation governing the employment relationship.  You understand that this Agreement includes a release of all known and unknown claims through the Effective Date.

b.    Limitation of Release:  Nothing in this Agreement will prohibit you from filing a charge of discrimination with the National Labor Relations Board, the Equal Employment Opportunity Commission (“EEOC”) or an equivalent state civil rights agency, but you agree and understand that you are expressly waiving your right to monetary compensation or damages thereby if any such agency elects to pursue a claim on your behalf.  Further, nothing in this Agreement shall be construed to waive any right that is not subject to waiver by private agreement under federal, state or local employment or other laws.

c.    Covenant Not To Sue.  To the extent that any Claims covered by the scope of the release herein are not subject to waiver by this Agreement under applicable law (including, without limitation, any Claims arising under or related to FMLA, FLSA, and any other local, state or federal statute governing employment and/or the payment of wages and benefits), you hereby covenant and agree not to sue or otherwise seek any remedy or other form of relief against any of the Releasees relating to such Claims.

6.    Confidential Information.  You acknowledge and agree that (a) you have not used or disclosed any Confidential Information other than as necessary in the ordinary course of performing your duties as a ServiceMaster employee for the benefit of ServiceMaster, and (b) you will keep in confidence and trust all Confidential Information known to you, and will not use or disclose such Confidential Information without the prior written consent of ServiceMaster.  As used in this Agreement, “Confidential Information” means (a) all trade secrets, proprietary information, business techniques and processes, technical know-how and other non-public information (including customer, supplier, marketing and financial information) used by the Company in connection with its business operations; (b) non-public business information obtained from customers, franchisees, suppliers, contractors and other business partners; and (c) private personnel information.  Nothing in this Agreement precludes you from (a) making any report or disclosure to a government agency to the extent required or protected by statute, regulation or other applicable law; or (b) testifying truthfully in any legal proceedings to the extent compelled by subpoena.

Pursuant to the Defend Trade Secrets Act, 18 USC §§ 1831-39, you are hereby noticed as follows: An individual may not be held criminally or civilly liable under any federal or state trade secret law for disclosure of a trade secret: (a) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; and/or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.

7.    Non‑Compete/Non‑Solicitation/Non‑Interference.  While you remain employed by ServiceMaster and for a period of 12 months following your Separation Date, you shall not, directly or indirectly (whether as owner, stockholder, director, officer, employee, principal, agent, consultant, independent contractor, partner or otherwise), in North America or any other

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geographic area in which ServiceMaster or any subsidiary of ServiceMaster is then conducting business:

a.    own, manage, operate, control, participate in, perform work for, or otherwise carry on, a business similar to or competitive with the business conducted by ServiceMaster, provided that the foregoing shall not prohibit your passive ownership of less than 1% of any publicly-held company;

b.    solicit the business of any customer of ServiceMaster in competition with ServiceMaster;

c.    induce or attempt to induce any employee of ServiceMaster to terminate his or her employment with ServiceMaster and/or to become employed by any other business or other entity; or

d.    interfere with ServiceMaster’s relations with any of its customers, franchisees, subcontractors, consultants, suppliers or business partners.

This Agreement is in addition to and does not supersede any other agreements prohibiting competition with ServiceMaster.  Failure to abide by this Agreement or other such agreements with the Company will give the Company (in addition to any other remedies which may be available to the Company) the right, exercised in its sole and absolute discretion, to (a) suspend or cancel the payments contemplated in this Agreement and (b) obtain a refund for any such payments already made (collectively, “Company Rights”).  You understand and recognize that, as a result of your executive role with ServiceMaster, you had contact with, and developed and furthered relationships with, customers and/or prospective customers and/or had access to secret, proprietary and confidential information regarding ServiceMaster and its businesses, including Confidential Information (as defined above), and therefore understand and agree that (a) both the nature of this covenant and the scope of this covenant, as well as the covenants in Paragraphs 6 and 7 of this Agreement, are reasonable and necessary for the protection of ServiceMaster, including its secret, proprietary and confidential information, goodwill and customer relationships and (b) that ServiceMaster will be irreparably harmed by any breach of Paragraphs 6 and 7, entitling it to seek injunctive and other equitable relief.

8.    Code of Ethics and Business Conduct.  In the course of your employment, you were provided a copy of the Company’s Code of Ethics and Business Conduct (the “Code”).  The discovery of any failure by you to abide by the Code, whenever discovered, shall entitle the Company to exercise any and all of its Company Rights, including the suspension and recoupment of any payments paid or due under this Agreement and any other agreements between the parties.  Further, you acknowledge that you are not aware of any material breach of law or regulation by the Company or its subsidiaries that has not been reported to the Audit Committee, Chief Executive Officer or Chief Ethics Officer of the Company

9.    Return of ServiceMaster Property.  You agree to return to ServiceMaster all ServiceMaster property, equipment and materials, including, but not limited to, any company vehicle, any laptop computer and peripherals; any cell phone or other portable computing device; any telephone calling cards; keys; ServiceMaster identification card; any credit or fuel cards; and all tangible written or graphic materials (and all copies) relating in any way to ServiceMaster or its business, including, without limitations, documents, manuals, customer lists and reports, as well as all data contained on computer files, “thumb” drives, “cloud” services, or other data storage device, or home or personal computers.

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10.    Assistance.  You agree to assist ServiceMaster as it may reasonably request from time to time to help transition your job duties and to cooperate fully with the Company and its counsel with respect to any claims, investigations, legal proceedings or other matters relating to your employment or about which you have knowledge.

11.    Non‑Disparagement.  You agree that you will refrain from making any public statements, written or oral, which defame or disparage the business, goodwill or reputation of ServiceMaster (including its products and services), its directors, officers, executives, subsidiaries, parent entities, and/or employees.  Similarly, the Company will instruct its chief executive officer and other executive officers to refrain from making any statements to third parties that disparage or defame you.  You agree to direct any prospective employers seeking to verify your employment data to The Work Number (www.theworknumber.com), an on-line employment verification service operated by Equifax Workforce Solutions.

12.    Severability.  You and ServiceMaster agree that to the extent that any portion of this Agreement may be held to be invalid or legally unenforceable, the remaining portions will not be affected and will be given full force and effect.

13.    Dispute Resolution.  Any dispute or controversy between you and ServiceMaster, whether arising out of or relating to this Agreement, the breach of this Agreement, or otherwise, shall be subject to The ServiceMaster We Listen Dispute Resolution Plan in effect on your Separation Date, which provides the mandatory and exclusive remedy and procedure for disputes between you and ServiceMaster.  Notwithstanding the foregoing, you agree that ServiceMaster may seek a temporary restraining order and/or preliminary injunction in any court of competent jurisdiction, without the posting of a bond, in order to preserve the status quo or to enforce the covenants in this Agreement.

14.    Notices.  All notices required or permitted pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. Such notice shall be addressed as follows:

If to ServiceMaster:

The ServiceMaster Company, LLC

150 Peabody Place

Memphis, TN  38103-3270

Attn: General Counsel

If to you, at your most recent address as shown in the Company’s human resources information system and to your attorney addressed as follows:

Richard C. Schoenstein, Esq.

Tarter Krinsky & Drogin LLP

1350 Broadway

New York, NY 10018

rschoenstein@tarterskinsky.com

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15.    Governing Law and Venue.  The interpretation and enforcement of this Agreement shall be governed by the laws of the State of Tennessee without regard to the principle of conflict of laws that would require application of another state’s laws.  Subject to the arbitration provisions herein, any judicial proceeding arising from or relating to this Agreement shall be brought in the federal or state courts located in Shelby County, Tennessee, which shall be the exclusive forum for resolving such disputes.  Both parties irrevocably consent to the personal jurisdiction of such courts for the purposes of such proceeding. The parties shall stipulate in any legal proceeding that this Agreement is considered for all purposes to have been executed and delivered in the State of Tennessee.

16.    Taxes.  Unless otherwise specified, all payments contemplated by this Agreement shall be subject to applicable payroll taxes and other required withholdings.  This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be interpreted and construed consistently with such intent.  Payments provided herein are intended to be exempt from Section 409A of the Code to the maximum extent possible under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4), and for such purposes, each payment under this Agreement shall constitute a “separately identified” amount within the meaning of Treasury regulation §1.409A-2(b)(2).  In the event the terms of this Agreement would subject you to taxes or penalties under Section 409A of the Code (“409A Penalties”), you shall cooperate diligently with the Company to amend the terms of this Agreement to avoid such 409A Penalties, to the extent possible; provided, that in no event shall the Company be responsible for any 409A Penalties that arise in connection with any amounts payable under this Agreement.    You understand that the Company has not provided any advice regarding the tax liability resulting from this Agreement and you shall not rely upon any representations or policies of the Company related to taxation.  You are advised to seek the advice of your own personal tax advisor or counsel as to the tax treatment of any payments contemplated by this Agreement.  The Company specifically disclaims that it has responsibility for the proper calculation or payment of any taxes which may be due other than for standard statutory withholding.

17.    Entire Agreement.  You and ServiceMaster agree that this Agreement constitutes the complete understanding between you and ServiceMaster regarding the matters herein and that no other promises or agreements, express or implied, will be binding between you and ServiceMaster unless signed in writing by you and ServiceMaster.  This Agreement fully supersedes and replaces any and all prior agreements or understandings, if any, between you and ServiceMaster on any matter that is addressed in this Agreement with the exception of confidentiality/non‑solicitation/non‑compete issues except as stated herein.

18.    Older Workers Benefit Protection Act Notice.  Pursuant to the Older Workers Benefit Protection Act, you are advised as follows:

a.    This Agreement includes a waiver of claims of age discrimination under the federal Age Discrimination in Employment Act;

b.    You have been advised and are again hereby advised to consult an attorney of your choosing before signing this Agreement;

c.    You have (i) 21 days from your receipt of this Agreement; or (ii) seven days from your Separation Date, whichever period is longer, to consider the Agreement (the “Review Period”);

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d.    You have seven days after you sign this Agreement to revoke the Agreement.  If you want to revoke this Agreement, you must deliver a written revocation to The ServiceMaster Company, LLC; 150 Peabody Place; Memphis, TN 38103-3270; Attn:  General Counsel;

e.    If your executed Agreement is not received by the Company within seven days from the end of the Review Period, the Agreement and any promises offered on behalf of Company contained therein will be null and void.

19.    Effective Date:  This Agreement becomes effective on the 8th day after you sign, provided you do not revoke the Agreement as provided above (such date, the “Effective Date”).

YOU ACKNOWLEDGE THAT YOU HAVE READ THIS AGREEMENT CAREFULLY, UNDERSTAND ALL OF ITS TERMS AND AGREE TO THOSE TERMS KNOWINGLY, FREELY, VOLUNTARILY, AND WITHOUT DURESS.  YOU HAVE CONSULTED WITH COUNSEL OF YOUR OWN CHOOSING (OR HAVE HAD AN OPPORTUNITY TO DO SO) REGARDING THE TERMS AND LEGAL EFFECT OF THIS AGREEMENT.

/s/ Mary Kay Wegner Mary Kay Wegner	/s/ David Dart David Dart Senior Vice President, Human Resources The ServiceMaster Company, LLC
Date: May 16, 2019	Date: May 21, 2019

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